The transaction involves the securities of foreign companies. The transaction is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under this share exchange, such as in open market or privately negotiated purchases.

[Reference Translation]

October 28, 2011

To Whom It May Concern:

Company Name: Toyota Auto Body Co., Ltd.

Name and Title of Representative:

Takuji Amioka, Representative Director and President
(Code Number: 7221
The First Sections of the Tokyo and Nagoya Stock Exchanges)

Name and Title of Contact Person:

Katsuhiro Matsuo,
General Manager, Accounting Division
(Telephone Number: 0566-36-7522)

Notice Concerning Difference between Financial Forecasts and Actual Results

We, Toyota Auto Body Co., Ltd. (“Toyota Auto Body”), hereby announce the difference between our financial forecasts for the first half of the fiscal year ending March 31, 2012 announced on June 14, 2011, and actual results for the same period announced today.

1. Difference between the financial forecast for the first half of the fiscal year ending March 31, 2012 and actual results

(1) Difference between the consolidated financial forecasts and actual results (April 1, 2011 through September 30, 2011)

	(Amount: Million yen)
	Net revenues	Operating income	Ordinary income	Quarterly net income	Quarterly net income per 1 share
Previous forecasts (A)	570,000	-10,000	-10,000	-7,000	-60.38 yen
Actual results (B)	593,039	-6,796	-7,835	-5,632	-48.59 yen
Difference (B - A)	23,039	3,204	2,165	1,368	—
Difference (%)	4.0%	—	—	—	—
(Reference) Actual financial result from the first half of the previous fiscal year (the first half of the fiscal year ended March 31, 2011)	780,927	14,742	14,387	7,976	68.65 yen

(2) Difference between the unconsolidated financial forecasts and actual results (April 1, 2011 through September 30, 2011)

	(Amount: Million yen)
	Net revenues	Operating income	Ordinary income	Quarterly net income	Quarterly net income per 1 share
Previous forecasts (A)	550,000	-9,000	-8,000	-5,000	-43.12 yen
Actual results (B)	563,434	-6,816	-5,365	-2,674	-23.07 yen
Difference (B - A)	13,434	2,184	2,635	2,326	—
Difference (%)	2.4%	—	—	—	—
(Reference) Actual financial result from the first half of the previous fiscal year (the first half of the fiscal year ended March 31, 2011)	743,506	9,819	11,544	7,238	62.30 yen

2. Reasons for the difference

Net revenues, operating income, ordinary income, and quarterly net income for the consolidated and unconsolidated financial results for the first half of the fiscal year ending March 31, 2012 exceeded our previously announced forecasts due to our recovery from the reduction of vehicle production caused by the Great East Japan Earthquake exceeding our predictions.

There have been no amendments to our full-year financial results forecast announced on June 14, 2011, as future performance, as well as the future economic and business climate continue to be unclear.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that reflect Toyota Auto Body’s plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause Toyota Auto Body’s actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These factors include: (i) macroeconomic condition and general industry conditions in the automotive markets; (ii) regulatory and litigation matters and risks including recalls; (iii) reliance on major customers; (iv) natural disasters, fuel shortages or interruptions in social infrastructure; (v) significant changes in actuarial assumptions in pension benefit obligations; and (vi) inability to obtain regulatory approvals, if any, or to fulfill any other condition to the closing of the transaction. Investors are advised to consult any further disclosures by Toyota and Toyota Auto Body (or the post-transaction group) in their subsequent domestic filings in Japan and filings with the SEC.

End of Document